UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report: September 30, 2011

Botetourt Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-49787	54-1867438
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19747 Main Street Buchanan, Virginia	24066
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 540-591-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On September 23, 2011, Botetourt Bankshares, Inc. filed a Form 8-K reporting Board of Director approval of a Common Stock Rights Offering to raise capital of up to approximately $2.5 million. In that filing, it was stated that the Company had not finalized the terms of the offering. In the process of determining the subscription terms, the Board of Directors voted, by unanimous consent, to increase but cap the Rights Offering at approximately $4.8 million. This amendment to the Company’s September 23, 2011 Form 8-K is being filed to provide updated information on the capital raise.

Item 8.01 Other Events.

On September 29, 2011, the Board of Directors of Bank of Botetourt, a wholly owned subsidiary of Botetourt Bankshares, Inc., re-approved a Common Stock Rights Offering to raise capital with a maximum cap of approximately $4.8 million. The remaining terms of the Common Stock Rights Offering have not been finalized. The Rights Offering is expected to take place in the fourth quarter of 2011. Bank of Botetourt expects to utilize most of the net proceeds for various bank purposes and to strengthen the Bank’s capital position.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Botetourt Bankshares, Inc.

/s/ H. Watts Steger, III
Chairman & CEO

/s/ Michelle A. Crook
Date: September 30, 2011	Chief Financial Officer